Exhibit 99.1

Watsco Reports Third Quarter Results

COCONUT GROVE, Florida — (BUSINESS WIRE), October 16, 2008 — Watsco, Inc. (NYSE:WSO) today reported its results for the third quarter and for the nine-months ended September 30, 2008.

Third Quarter Results

Earnings per share declined 8% to 84 cents per diluted share on net income of $23.3 million. Revenues were $475 million and declined 12% on a same-store basis. Sales results include higher pricing and an improved sales mix of higher-efficiency air conditioning equipment and lower unit volume from cooler summer temperatures in certain markets and the effects of reduced new housing starts.

Gross profit was $127 million, with gross profit margins improving 150 basis-points to a record 26.7% (a 160 basis-point increase to 26.8% on a same-store basis). Selling, general and administrative (SG&A) expenses were $89 million and declined 4% on a same-store basis. Operating income was $37.7 million with an operating margin of 7.9% (8.1% on a same-store basis, equal to last year). Interest expense decreased 50% to $632,000 from lower average daily borrowings.

Albert Nahmad, Watsco’s President & Chief Executive Officer stated, “We continue to respond to market conditions effectively by raising selling margins and lowering operating costs as evidenced by the consistency of same-store operating margins. We will continue to respond to market dynamics while maintaining our intense focus to provide great service to our customers with an emphasis on promoting higher-efficiency products.”

Mr. Nahmad added, “Watsco’s performance and ability to respond to overall market conditions matched with the strength of our financial position bode well for longer-term opportunities. First, the proportionate size of the replacement market for HVAC/R products now stands at over 80% of Watsco’s sales and has proven to be a vital and consistent source of long-term growth and earnings. The stability and importance of the replacement market should grow over time given the Sunbelt’s necessity for HVAC/R products as the installed base of over 100 million central air conditioning and heating systems will eventually be replaced with product solutions that offer substantially higher energy efficiency and lower costs to the homeowner. Second, our conservative approach toward our balance sheet and overall financial position provides us with incredible liquidity at a low cost to evaluate investment opportunities at a scale unique to Watsco. We continue to generate terrific cash flow adding further to our financial strength. Market conditions have caused us to sharpen our focus to substantially improve efficiency, lower the cost of doing business and execute incremental profit initiatives that can be leveraged against future sales growth.”

Nine-Month Results

Earnings per share declined 6% to $2.06 per diluted share on net income of $57.0 million. Revenues were $1.37 billion and declined 9% on a same-store basis, reflecting a 9% decline in sales of HVAC equipment (44% of sales), an 11% decline in sales in other HVAC products (43% of sales) and a 3% decline in sales of commercial refrigeration products (13% of sales).

Gross profit was $356 million, with gross profit margins improving 70 basis-points to a record 26.1% (an 80 basis-point increase to 26.2% on a same-store basis). SG&A expenses were $263 million and declined 4% on a same-store basis. Operating income was $92.9 million with an operating margin of 6.8% (7.2% on a same-store basis). Interest expense decreased 23% to $1.6 million from lower average daily borrowings.

These results include the benefit of profit-improvement activities, including programs to enhance gross profit margin, facility rationalization, cost reductions and other efficiency initiatives. The Company estimates these activities contributed approximately $25 million to pre-tax income and expects a further $8 million to $12 million of savings over the next few quarters.

Cash Flow, Dividends, Financial Position & Outlook

Watsco generated $37.1 million of operating cash flow during the nine-months ended September 30, 2008 versus $35.3 million during the same period 2007, including an incremental $38 million inventory investment in R410a HVAC equipment in 2008. These new products are families of environmentally sensitive HVAC systems that are being introduced in advance of an international mandate effective January 2010. Over the last 12 months, operating cash flow was $108.6 million and free cash flow (operating cash flow less capital expenditures) was $103.8 million.

At September 30, 2008, long-term debt under the Company’s five-year $300 million revolving credit facility (expiring in 2012) was $48 million and a debt-to-total capitalization ratio of 8%. The present interest cost for borrowings under the agreement is approximately 3.2%.

Watsco has paid cash dividends for over 30 years and has established a consistent track record of paying increasing dividends. In April 2008, the Company raised its quarterly dividend rate by 12.5% to 45 cents per share. In 2008, dividends will total $1.75 per share, an increase of 34% over 2007.

Mr. Nahmad added, “2008 should be another year of achieving our fundamental goal of operating cash flow exceeding net income, and we are pleased our shareholders continue to directly participate in this performance through increasing dividends. Since 2001, our cumulative operating cash flow was approximately $500 million compared to net earnings of approximately $400 million, surpassing by far our stated goal. Over this period of time, our dividend has increased at a compounded annual growth rate of 43% and we will continue to evaluate future dividend increases in light of the Company’s performance.”

In October 2008, the Company repurchased 70,400 shares of its common stock for $3.1 million. Approximately 1.1 million shares are available for repurchase under the Company’s current stock repurchase plan, which allows for purchases of common stock in the open market or via private transactions. Since 1999, the Company has repurchased 6.4 million shares of its common stock.

“We have a great balance sheet and low borrowing costs with substantial liquidity to grow our business. 2008 marks our 20th year for distributing HVAC/R products and since that time, revenues have grown at a compounded annual rate of over 20% and the market capitalization of the Company has increased more than 60-fold to over $1 billion. Our market share is just 8% of the estimated $26 billion market for HVAC/R products and we are well positioned and committed to extend our industry leadership with the same principles that have brought us this far.”

Watsco’s earnings per share outlook for 2008 is a range of $2.22 to $2.26 per diluted share, reflecting recent trends and current estimates.

Conference Call

Watsco is hosting a conference call to discuss its earnings results for the third quarter and nine months ended September 30, 2008 today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 418 locations serving over 40,000 customers in 34 states. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on its website at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$475,225	$518,596	$1,365,446	$1,360,387
Cost of sales	348,552	387,664	1,009,709	1,014,550

Gross profit	126,673	130,932	355,737	345,837
Gross profit margin	26.7%	25.2%	26.1%	25.4%

SG&A expenses	88,969	89,095	262,881	246,479

Operating income	37,704	41,837	92,856	99,358
Operating margin	7.9%	8.1%	6.8%	7.3%

Interest expense, net	632	1,255	1,614	2,094

Income from continuing operations before income taxes	37,072	40,582	91,242	97,264
Income taxes	13,740	15,218	34,216	36,474

Net income from continuing operations	23,332	25,364	57,026	60,790
Loss from discontinued operations, net of income taxes	—	(116)	—	(1,878)

	$23,332	$25,248	$57,026	$58,912

Basic net income (loss) per share for
Common and Class B common stock:
Net income from continuing operations	$0.88	$0.96	$2.16	$2.31
Net loss from discontinued operations	—	(0.00)	—	(0.07)

Net income	$0.88	$0.96	$2.16	$2.24

Diluted net income (loss) per share for
Common and Class B common stock (1):
Net income from continuing operations	$0.84	$0.91	$2.06	$2.18
Net loss from discontinued operations	—	(0.00)	—	(0.07)

Net income	$0.84	$0.90	$2.06	$2.11

Weighted-average Common and Class B common shares and
equivalent shares used to calculate earnings per share:
Basic	26,539	26,399	26,428	26,313
Diluted	27,884	27,919	27,735	27,884

Notes:

(1) Earnings per Common and Class B common share are calculated on an individual basis and, because of rounding, the summation of earnings from continuing operations and earnings from discontinued operations may not equal the amount calculated for earnings as a whole.

(2) Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.

(3) Earnings per share, net income and operating cash flow amounts in the attached press release represent the financial results of continuing operations and exclude discontinued operations.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$8,773	$9,405
Accounts receivable, net	194,747	178,415
Inventories	313,637	288,149
Other	13,292	11,259

Total current assets	530,449	487,228

Property and equipment, net	25,079	26,904
Other	235,485	234,037

Total assets	$791,013	$748,169

Accounts payable and accrued expenses	$143,191	$129,089
Current portion of long-term obligations	281	275

Total current liabilities	143,472	129,364

Borrowings under revolving credit agreement	48,000	54,000
Deferred income taxes and other liabilities	18,337	14,848

Total liabilities	209,809	198,212

Shareholders’ equity	581,204	549,957

Total liabilities and shareholders’ equity	$791,013	$748,169

5